UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 15, 2010, Bioanalytical Systems, Inc. (the "Company") received a letter from the NASDAQ Listing Qualification Department (the "Letter") stating that the Company has failed to maintain at least a $1.00 minimum bid price for its common shares (the "Minimum Bid Requirement") as required for continued listing of the Company's common shares on the NASDAQ Capital Market..

The Letter further stated that, under the listing rules, the Company has until January 11, 2011 to regain compliance with the Minimum Bid Requirement.  If, at any time prior to January 11, 2011, the bid price of the common shares closes at $1.00 or more for a minimum of 10 consecutive business days, the Company will be in compliance with the Minimum Bid Requirement.  The Company intends to actively evaluate and monitor the bid price for its common shares between now and January 11, 2011, and consider implementation of various options available to the Company if its common shares do not trade at a level that is likely to regain compliance.  If the Company's minimum bid does not increase to $1.00 per share or more for 10 consecutive business days prior to January 11, 2011, the Company could be delisted from the NASDAQ Capital Market, in which case the common shares may be traded over-the-counter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: July 19, 2010	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President, Finance and Administration, Chief Financial Officer and Treasurer